(TRANSACT LOGO)


                          TRANSACT TECHNOLOGIES REPORTS
                           SECOND QUARTER 2006 RESULTS

        -- Company Achieves Second Consecutive Quarter of Record Sales --


Wallingford, CT, August 2, 2006 -- TransAct Technologies Incorporated (Nasdaq:
TACT), a leading producer of market specific printers for transaction-based industries worldwide, today announced financial results for the three months ended June 30, 2006.

Revenues for the second quarter of 2006 were $16.9 million, a 37% increase compared to $12.3 million in the same period a year ago. The Company earned net income for the second quarter of 2006 of $0.9 million compared to $0.3 million in the same period of 2005. Earnings per share for the three months ended June 30, 2006 were $0.09 per diluted share compared to $0.03 per diluted share in the same period a year ago.

Revenues for the six months ended June 30, 2006 were $33.3 million, compared to $24.4 million in the same period a year ago. The Company earned net income for the first half of 2006 of $1.9 million compared to $0.4 million in the comparable year ago period. Earnings per share for the first half of 2006 were $0.19 per diluted share compared to $0.04 per diluted share in the same period a year ago.

Bart C. Shuldman, Chairman, President and Chief Executive Officer of TransAct Technologies, said, "TransAct achieved record revenue in the second quarter, driven by strong sales growth across all three of our sales units. Our success in the first half of 2006 is further proof that the investments we made in the business last year are translating into results this year for both revenue and market share growth."

Mr. Shuldman continued, "Our net income in the second quarter would have been even stronger if not for the negative impact of approximately $70,000 resulting from currency exchange losses, more specifically the weakening U.S. dollar versus the British pound, and from $220,000 in expenses associated with a potential acquisition that we considered, but did not complete. The potential acquisition was presented to us and it appeared to be a significant opportunity that would have materially changed the size and scope of TransAct. We spent a lot of time working on this acquisition in the second quarter and were disappointed when the company to be acquired pulled out of the deal. We will continue, as we always have, to evaluate M&A opportunities. However, we want to make sure our investors know that our acquisition strategy is to identify possible partners that compliment our core business and that increase the size and scope of our Company. We view our acquisition strategy as opportunistic and not just for growth's sake."

GAMING AND LOTTERY
Revenue from the Gaming and Lottery market for the second quarter of 2006 was $9.1 million, up 52% compared to $6.0 million in the same period of 2005. Revenue growth was driven by strong lottery printer sales to GTECH and by solid results in gaming printer sales, especially to the international markets. Although the domestic casino market remains challenging, the Company continues to gain market share through its sales relationship with JCM American Corporation.

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

POS AND BANKING
Revenue from the POS and Banking market was $4.4 million in the second quarter of 2006, an increase of 41% compared to $3.2 million in the second quarter of 2005. This growth was largely attributable to increased sales of TransAct's line of thermal and inkjet POS printers, including TransAct's BANKjet(R) 1500 printers used in bank teller stations.

TRANSACT SERVICES GROUP
Revenue from the TransAct Services Group, which includes spare parts, refurbished printers, consumables and services, was $3.3 million in the second quarter of 2006 compared to $3.2 million in the year ago period. Revenue growth in the second quarter was driven by increased sales in almost all aspects of this sales unit including refurbished printers, consumables and service products.

OPERATIONS AND FINANCE
Steven A. DeMartino, Executive Vice President and Chief Financial Officer of TransAct Technologies, commented, "We continued to execute well against our business strategy, which resulted in year-over-year sales growth of 37%. Operating margin for the second quarter of 2006 improved to 8.1% from 3.1% in the second quarter of 2005, largely the result of the operating leverage we experienced on higher sales. We also further strengthened our balance sheet, ending the quarter with $5.7 million of cash and no debt. We did not buy back any shares in the quarter under our stock repurchase program."

LOOKING FORWARD
Mr. Shuldman commented, "TransAct is off to a solid start in the first half of 2006 with all three of our sales units growing. During the first six months of 2006, we experienced significant growth in our Gaming and Lottery market driven by strong sales to GTECH and solid gains in our worldwide gaming market. Also contributing to our success in the first half of this year were strong sales in our POS and banking market, which are the result of our best-in-class product offerings and our expanded sales team. And finally, we started production of two new printers during the quarter, our new Ithaca(R)8000, a liner-less label printer for the POS and other markets that we call the Print-It, Stick-It(TM) printer, and our new Epic 430(TM) for the international off-premise gaming market."

Mr. Shuldman concluded, "Overall, we remain excited about the long-term prospects for our business. We see great potential in the international gaming market and expect to continue to gain market share in the domestic gaming market through our relationship with JCM. The TransAct Services Group will continue to deliver growth led by our three fully operational service centers and an expanded sales team focused solely on this part of the business. And in our POS and Banking market we expect to see continued demand for our innovative products. Consistent with broader market trends, TransAct will no longer issue quarterly revenue and EPS guidance. We believe that in this volatile environment issuing such estimates is not consistent with the way we manage the business. Management has provided the market with yearly revenue guidance for 2006, and we are maintaining our guidance for 2006 annual revenue of $65 to $67 million."

INVESTOR CONFERENCE CALL / WEBCAST DETAILS
TransAct will review detailed second quarter 2006 results and forward looking guidance during a conference call today at 5:00PM EDT. The conference call-in number is 201-689-8471. A replay of the call will be available from 8:00PM EDT on Wednesday, August 2 through midnight EDT on Wednesday, August 9 by telephone at 201-612-7415. The account number to access the replay is 3055 and the password is 208297. Investors can also access the conference call via a live webcast on the Company's Web site at www.transact-tech.com. A replay of the call will be archived on that Website for one week.

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

ABOUT TRANSACT TECHNOLOGIES INCORPORATED
TransAct Technologies Incorporated (Nasdaq:TACT) is the leader in developing and manufacturing market-specific printers for transaction-based industries. These industries include gaming, lottery, banking and hospitality. Each individual market has distinct, critical requirements for printing and the transaction isn't complete until the receipt and/or ticket is produced. TransAct printers are designed from the ground up based on market specific requirements and are sold under the Ithaca(R) and Epic product brands. TransAct distributes its products through OEMs, value-added resellers, selected distributors, and direct to end-users. TransAct has over two million printers installed around the world. TransAct also has a strong focus on the after-market side of the business, with a high commitment to printer service, supplies and spare parts. TransAct is headquartered in Wallingford, CT. For more information on TransAct, visit www.transact-tech.com or call 203.859.6800.


CONTACTS:
Steven DeMartino, Chief Financial Officer, 203-859-6810 or David Pasquale, 646-536-7006, or Denise Roche, 646-536-7008, both with The Ruth Group

                                      # # #

FORWARD-LOOKING STATEMENTS:
         Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe", "project" or "continue" or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe and Latin America; economic and political conditions in the United States, Australia, New Zealand, Europe and Latin America; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; risks associated with potential future acquisitions; and the outcome of lawsuits between TransAct and FutureLogic, Inc. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.


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

                       TRANSACT TECHNOLOGIES INCORPORATED
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                               Three months ended            Six months ended
(In thousands, except per share amounts)            June 30,                     June 30,
                                            ----------------------      ----------------------
                                              2006          2005          2006          2005
                                            --------      --------      --------      --------
Net sales                                   $ 16,905      $ 12,346      $ 33,339      $ 24,382
Cost of sales                                 11,159         8,092        21,906        16,451
                                            --------      --------      --------      --------
Gross profit                                   5,746         4,254        11,433         7,931
                                            --------      --------      --------      --------
Operating expenses:
   Engineering, design and product
    development                                  769           739         1,530         1,470
  Selling and marketing                        1,711         1,547         3,291         2,896
  General and administrative                   1,890         1,590         3,600         2,954
                                            --------      --------      --------      --------
                                               4,370         3,876         8,421         7,320
                                            --------      --------      --------      --------

Operating income                               1,376           378         3,012           611
                                            --------      --------      --------      --------

Other income (expense):
  Interest, net                                   23            20            37            40
  Other, net                                     (71)           16           (82)           15
                                            --------      --------      --------      --------
                                                 (48)           36           (45)           55
                                            --------      --------      --------      --------

Income before income taxes                     1,328           414         2,967           666
Income tax provision                             471           147         1,053           236
                                            --------      --------      --------      --------

Net income                                  $    857      $    267      $  1,914      $    430
                                            ========      ========      ========      ========

Net income per common share:
  Basic                                     $   0.09      $   0.03      $   0.20      $   0.04
  Diluted                                   $   0.09      $   0.03      $   0.19      $   0.04
Shares used in per share calculation:
  Basic                                        9,581         9,970         9,570         9,990
  Diluted                                      9,927        10,246         9,898        10,379

                SUPPLEMENTAL INFORMATION -- SALES BY SALES UNIT:

                                               Three months ended            Six months ended
(In thousands, except per share amounts)            June 30,                     June 30,
                                            ----------------------      ----------------------
                                              2006          2005          2006          2005
                                            --------      --------      --------      --------
Point of sale and banking                   $  4,448      $  3,155      $  9,112      $  7,109
Gaming and lottery                             9,144         6,027        17,788        11,498
TransAct services group                        3,313         3,164         6,439         5,775
                                            --------      --------      --------      --------
  Total net sales                           $ 16,905      $ 12,346      $ 33,339      $ 24,382
                                            ========      ========      ========      ========


                       TRANSACT TECHNOLOGIES INCORPORATED
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)


                                             JUNE 30,      December 31,
(In thousands)                                 2006             2005
                                             --------      ------------
ASSETS:
Current assets:
  Cash and cash equivalents                  $  5,721      $      4,579
  Receivables, net                             10,012             8,359
  Inventories                                   8,276             6,036
  Refundable income taxes                         150               295
  Deferred tax assets                           2,735             2,735
  Other current assets                            355               258
                                             --------      ------------
    Total current assets                       27,249            22,262
                                             --------      ------------
Fixed assets, net                               5,561             4,510
Goodwill, net                                   1,469             1,469
Deferred tax assets                               557               557
Intangibles and other assets                      559               534
                                             --------      ------------
                                                8,146             7,070
                                             --------      ------------
  Total assets                               $ 35,395      $     29,332
                                             ========      ============

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Accounts payable                           $  5,349      $      2,859
  Accrued liabilities                           4,606             3,198
  Accrued restructuring                           420               420
  Deferred revenue                                402               410
                                             --------      ------------
    Total current liabilities                  10,777             6,887
                                             --------      ------------

Accrued restructuring                             380               587
Deferred revenue                                  316               270
Other liabilities                                 338               331
                                             --------      ------------
                                                1,034             1,188
                                             --------      ------------
  Total liabilities                            11,811             8,075
                                             --------      ------------

Shareholders' equity:
  Common stock                                    104               102
  Additional paid-in capital                   18,548            17,497
  Retained earnings                             9,403             7,489
  Accumulated other comprehensive income           94                36
  Treasury stock                               (4,565)           (3,867)
                                             --------      ------------
    Total shareholders' equity                 23,584            21,257
                                             --------      ------------
                                             $ 35,395      $     29,332
                                             ========      ============





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